Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41714, No. 333-69334, No. 333-71866 and No. 333-139999 on Forms S-8 and Registration Statement No. 333-70102, No. 333-108319, No. 333-111442, No. 333-135829, No. 333-114661 and No. 333-118970 on Form S-3 of our report dated March 30, 2007, relating to the financial statements of Transgenomic, Inc., and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s adoption in 2006 of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) appearing in this Annual Report on Form 10-K of Transgenomic, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

March 30, 2007